                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE:


                        SERVICE CORPORATION INTERNATIONAL
              ANNOUNCES THE SUBMISSION OF ITS SEC CERTIFICATION AND
                 THE ENGAGEMENT OF A CORPORATE GOVERNANCE EXPERT


HOUSTON, TEXAS, August 14, 2002 . . . Service Corporation International (NYSE:
SRV), the world's largest funeral and cemetery company, announced that its Chairman and Chief Executive Officer, Robert L. Waltrip, and its Chief Financial Officer, Jeffrey E. Curtiss, have submitted to the Securities and Exchange Commission today their Certifications of Exchange Act filings. This action is in response to a June 27, 2002 order by the SEC requiring approximately 950 companies to certify under oath to the effect they know of no material misstatements or omissions in their Exchange Act filings in 2002.

The Company also announced that its Board of Directors at its regularly scheduled quarterly board meeting today has engaged Mercer Delta Consulting, LLC, to consult with the Board in a comprehensive assessment of the Company's corporate governance practices. Dr. David J. Nygren is a partner from Mercer Delta Consulting, LLC, who will lead the consulting engagement with the Company's Board of Directors.

COMMENTING ON THE CONSULTING ENGAGEMENT, SCI CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ROBERT L. WALTRIP, SAID:
"Our Board of Directors is very pleased to be working with Mercer Delta Consulting, LLC, as we continue to examine and strengthen all aspects of corporate governance at our Company."

Mercer Delta Consulting, LLC, is a management consulting firm that provides services related to the management of strategic-level organizational change to major corporations and other institutions. Dr. Nygren leads the Global Corporate Board Effectiveness practice and specializes in corporate governance, organizational strategy, merger integration, executive leadership and change.

As of June 30, 2002, the Company and its affiliates operated 2,466 funeral service locations, 459 cemeteries and 154 crematoria and provides funeral and cemetery services in 8 countries.

For additional information contact:

Investor Relations: Eric D. Tanzberger - Vice President/Investor Relations     Tel:  (713) 525-7768
                                         Assistant Corporate Controller

                    Debbie E. Fisher - Director/Investor Relations             Tel:  (713) 525-9088

Media Relations:    Greg Bolton - Director/Corporate Communications            Tel:  (713) 525-5235

Other Service Corporation International information and news releases are available through SCI's corporate website at: http://www.sci-corp.com.



                                     Page 2